Exhibit 99.1

New Jersey Mining Company
P.O. BOX 1019
KELLOGG, ID 83837
(208) 783-3331 [PHONE OR FAX]
February 19, 2004

PRESS RELEASE

New Jersey Mining Company Closes Private Placement

Kellogg, Idaho. New Jersey Mining Company (OTCBB:NJMC) recently completed a non-brokered private placement for net proceeds of $691,000. The Company sold 1,727,500 units for $0.40. Each unit consists of one share of common stock plus one-half of a warrant with each full warrant exercisable at a price of $0.70 until April 1, 2005.

Proceeds from the placement will be used to install a flotation circuit at the 100 tonne per day New Jersey mill, mine development at the Silver Strand mine, and exploration drilling at the Golden Chest mine and New Jersey mine. A 150 meter exploration decline at the Golden Chest will also be started this spring.

Engineering work is in progress for the flotation circuit and most equipment has been ordered. A pole building to house the flotation circuit is nearly complete. Bids from several underground mining contractors have been requested for the Golden Chest decline. Exploration core drilling is expected to start at the New Jersey mine in March at the Enterprise and Scotch Thistle prospects. After the completion of this drilling, the drill will move to the Golden Chest where a deep drilling program is planned to evaluate the underground potential for high grade gold veins.

The permitting process with the US Forest Service for the Silver Strand mine is still underway, and a decision document from the USFS is expected later this month with a 30 day public comment period commencing thereafter. A seasonal underground mining operation of 1,000 tonnes per month is planned for the Silver Strand. The goal of the plan is to explore and develop the vein at depth from revenue generated by mining ore. Reserve calculations from previous drilling and sampling indicate the ore contains 350 grams per tonne (10.2 ounces per ton) silver and 5.43 grams per tonne (0.16 ounces per ton) gold.

New Jersey Mining Company is involved in exploring for and developing gold, silver and base metal ore resources in the Coeur d'Alene Mining District of northern Idaho. The Company has a portfolio of six mineral properties in the Coeur d'Alene Mining District: the New Jersey mine, the Silver Strand mine, the Golden Chest mine, the Lost Eagle project, the CAMP project and the Wisconsin-Teddy project.

Contact: Grant Brackebusch, Vice President
Phone (208) 783-1032
E-mail: minesystems@usamedia.tv
Website: www.newjerseymining.com

Disclaimer:
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not even be anticipated.